Exhibit 99.1

Slide 1:

Thanks, Dan.

Let me take a moment to review the safe harbor statement.

Slide 2:

Let me remind you that in discussing the company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, see Alcoa’s Form 10-K for the year ended December 31, 2004 and Form 10Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission.

In our discussion today we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and a related reconciliation on our website at www.alcoa.com under the invest section of the site.

Slide 3:

My presentation this evening will give you a broad overview of Alcoa, discuss some of the actions we are taking to continuously improve and finally review recent results and short term outlook.

The last time that I spoke at this conference was in Dublin back in the spring of 2003. If you recall, at that time, metal price was hovering around $1400/mt, oil was at $28/barrel and we had just finished a difficult 2002. Since that time, the industry environment has changed sharply and Alcoa has shown steadily improving results.

Yet, based on the fact that we are focused on long term value creation our investment thesis today is largely unchanged from two years ago:

•	We are a values-driven organization – the results of this focus are best shown in our safety performance.

•	Alcoa has a broad market and geographic presence. This breadth in products, markets and customers give us a strategic advantage to grow globally.

•	We are the world’s leader in operational capabilities, be it in the refining, smelting, rolling or any other aluminum process.

•	Our track record of sustainable development, coupled with our large existing system of facilities give us unmatched growth opportunities around the world.

•	These factors lead to continued upside potential in earnings and returns.

Slide 4:

Alcoa is the world’s leader in industrial safety. Safety is a part of everything we do, with our goal being a completely injury free work place. This is part of the value system that makes us so successful.

In the first quarter, our lost work day rate fell to 0.072, below the 0.075 target we have set for ourselves in 2005 and the 0.09 we achieved in the same period last year.

By lowering our lost work day rate, we totaled just 24 lost work days on over 66 million hours worked year to date.

At this rate, 95% of our facilities did not have a lost work day and 64% did not have a recordable.

Slide 5:

I will briefly give you an overview of our recent performance.

The charts on the right show you the broad market diversity that I talked about … Roughly 25% of our third party sales are generated through the upstream businesses (alumina and aluminum), 27% in the transportation sector and 26% in packaging. The remaining 22% is split between building and construction applications and various industrial products.

As you can see from the chart on the left, we have grown the top line by $3.6 billion or 18% over the last two years, while growing earnings per share from continuing operations by nearly $900 million. These results have been driven by higher metal prices and continued cost cutting. At the same time, we have realigned the portfolio to better focus on our core business and divest underperforming assets.

In 2004, we achieved an 8.4% return on capital – this is our key operating metric for the company.

Cash from operations has averaged over $2 billion the last three years, while capex has been in the $1.1 billion range. This has allowed us to pay down debt sharply as we enter a period of higher spending on the upstream businesses.

Slide 6:

In addition, to our breadth in products, Alcoa is truly a global business. As our customers have become more global, so have we. From a corporate perspective, we have a strong presence in North America, Europe and Latin America.

Our upstream operations are truly global, with just 16% of our refining production and 36% of our smelting production located in the United States.

Although headquartered in the US, Alcoa is an international organization. Our board today is essentially 50% American-born and 50% foreign-born. Our top management is 40% foreign-born and over 50% international, if we consider Americans that have lived long periods abroad. We have shared business systems and a common infrastructure applied across a globally connected workforce. Our ability to reach into that workforce for creative solutions and to rapidly transfer best practice from one manufacturing location to another with similar technology is a major strength. We continually analyze our competitive position for the short and long term and we rigorously review our environment to determine what products and processes we should be focusing on to grow in the increasingly dynamic world.

Let me turn to a short review of each of our business segments.

Slide 7:

Our alumina business, a joint venture with Alumina, Ltd., is the premier global supplier of alumina to the world’s smelters. We have capacity of roughly 14 million metric tons and are the world’s largest net long producer of alumina.

Alcoa has several strategic advantages in this sector that allow us to maintain strong margins and returns.

•	We have unparalleled operational expertise and low cost operating assets. Approximately 67% of our refineries are located near their supporting bauxite mines, with limited transportation expense required.

•	Our system of nine refineries means that we are able to rapidly transfer best practices across the system to gain operational efficiencies. In addition, the scope of the system allows us to source our customers (both internal and external) from a variety of global locations while offering the flexibility to modulate production based on global needs.

Alumina is a targeted growth area – with the potential of over 5 million metric tonnes being added in the next five years. We have low operating cost, low capital cost expansion opportunities in Brazil, Australia, Guinea and Ghana.

Turning to Primary Metals.

Slide 8:

With interests in 27 facilities on 4 continents our primary metals business is positioned to serve global customers. We have capacity of over 4 million metric tonnes, with 3.7 million metric tonnes in operation now.

The size and scope of our system offers inherent advantages:

•	Having 27 facilities globally enables us to transfer best practices quickly and efficiently. We are organized around like technology teams that share operating knowledge for similar pot designs

•	Our global cast house system means that we can supply value added products to regional customers. We capture both the shipping premium and the value add premium.

Our goal within this segment is to lower our position on the global cost curve. We strive to do this through overall productivity and capacity creep improvements at the existing facilities and building new low cost capacity – brownfield or greenfield. Our current growth projects in Brazil and Iceland, with potential projects in Trinidad, Ghana and Brunei are expected to produce attractive returns.

Turning to Flat Rolled Products.

Slide 9:

The Alcoa rolled products system, with 34 operations serves global customers in the transportation, building and construction and industrial products markets.

The segment has shown increasingly favorable results over the last two years as its key downstream markets recover, mainly the aerospace and commercial vehicle market.

Alcoa has unmatched capabilities in this sector, based on deep product and application expertise.

This segment has significant growth and margin improvement opportunities. The increasing build rates in aerospace and commercial vehicle will provide organic growth opportunities in the near term, but the real impact to this business will be the addition of the Russian rolling mills recently acquired.

These mills give us large untapped capacity for can sheet, common alloy sheet and aerospace products. They currently serve the Russian aerospace market, but we are in the process of preparing the Belaya Kalitva mill to meet western world aerospace demand.

Slide 10:

The extruded and end products segment consists of our global extrusions business, which has large scale operations in the US and Europe and our home exteriors business, which is predominately a US based business.

This segment has shown steady improvement since 2002 as the North American manufacturing environment has improved, and it still has considerable profit improvement opportunities.

The key opportunity for margin growth in this segment is continued, focused cost reduction by sourcing from the lowest cost platform and implementing best practices throughout the global system. Through our investments in Romania, Korea and now Russia, we have built a platform for low cost sourcing.

Turning to the engineered solutions business.

Slide 11:

The engineered solutions segment includes much of our transportation solutions businesses … including forged truck wheels, Alcoa Fastening Systems and the Howmet business.

This segment has a strong foundation for organic growth based on solid brands in key markets. It has continually shown improvement over the last two years, with profitability up 64% from 2002. Some of our best brands within the company are a part of this segment, like the Dura-bright wheel line.

A large contributor to this segment is the Howmet business. Howmet is the preferred airfoil provider to the aerospace industry, with 60% of all new engine airfoil programs awarded since 2002.

Opportunities for margin improvement stem from continued cost cutting through low cost production platforms and the strong organic growth inherent in the key markets this business serves.

Turning to Packaging.

Slide 12:

Our packaging and consumer business does over $3.2 billion in revenue a year, and combined with the rolled products business that serves the can sheet market, is one of the top 10 packaging businesses in the world by size. While, as you can see from the chart, packaging margins have been squeezed in recent years by higher input costs, particularly resin, we like this segment of the business because of its growth opportunities and potential for margin improvement.

The key advantages of our packaging business are its strong brands — Reynolds Wrap was recognized as having the #1 brand equity by the U.S. Harris Spring 2004 EquiTrend Brand Study; global presence in the closures business; and superior product development.

To reach the performance we want to see out of this business, we need to continue to cut costs and grow organically. We are seeing an increased ability to pass through higher resin costs on our resin based products. In addition, this business should see benefits from the restructuring we will be doing in the second quarter of the year.

We are targeting double digit sales growth in the business for 2005 and feel that is achievable.

Slide 13:

The fact that we have significant value creation opportunities in each of our business segments shouldn’t come as a surprise, since Alcoa has consistently created value in a difficult industry. As you can see from the chart, we have been able to create economic value 6 out of the last 10 years, while the industry as a whole has destroyed value every year except for 2004.

At Alcoa, we continually strive to create value and expect to continue to allocate capital to projects that earn substantial returns.

Slide 14:

Our expansion programs, primarily in the upstream, require capital. In 2005, we will spend approximately $2.2 billion in capital. However, our consistent cash generation gives us the ability to fund these expansions, while staying within our target capital structure.

We have had a consistent track record of paying down our debt to the target ratio of 30-35% and 2004 marked our second year of approximately $1 billion in debt reduction.

With this as a backdrop, let me put 2005 and specifically the first quarter in perspective...

Slide 15:

2004 was a strong year for Alcoa, and we have plans in place that should make 2005 even better. On the cost side, we have taken the necessary steps to continue to cut costs throughout the company. While we are anticipating higher input costs, approximately $600 million year over year, we have plans in place that should exceed those increases.

From a market perspective, upstream fundamentals remain strong. Both the alumina and primary aluminum demand are strong and many of our key downstream markets are either recovering or, in the case of aero and commercial vehicle, are robust. And the capacity restarts at Massena, ABI and Wenatchee will add over 200kmt.

We are executing on our growth projects with work in Iceland and Brazil and continue to make progress on our brownfield refinery expansions in Suriname and Western Australia. Combined with the multitude of creep projects refining should add an expected 800 kmt of alumina in 2005.

And we will be very focused on integrating the Russia facilities in 2005 – we are aggressively modernizing these facilities and increasing the production volumes.

Slide 16:

Against those plans for 2005, the first quarter was strong. Income from continuing operations of $0.31 included $0.09 of charges associated with the Russian integration, a tax charge and other restructuring charges.

We regained traction on the cost control initiatives, grew operational profitability in 5 out of six segments and continued to execute on our growth plans. We continue to restructure the portfolio – with the acquisition of 100% ownership in AFL automotive and the divestiture of AFL Tele, our Integris stake and our ownership in Elkem. These moves have sharpened our focus on our core operations.

Slide 17:

And we expect continued progress in the second quarter. Many of our downstream markets remain strong – aerospace, commercial vehicle and distribution continue to improve - while we should see the typical seasonal upswings in many key markets – building and construction, can sheet, closures and consumer products.

While primary pricing has dropped in the past month and ultimately you may see that in our results, our view of upstream demand has not substantively changed... We believe the underlying fundamentals of the alumina and aluminum markets are strong.

Aside from the continued pressure of raw material cost increases, the only negative of significance in the quarter is the declining build rates at GM and Ford.

Overall, we continue to be optimistic about our performance in the second quarter.

Slide 18:

Before taking questions, let me summarize with where we started … Alcoa is a global values driven company. We have strategic advantages that cannot be matched within the industry – specifically, our operational expertise, cost focus and growth opportunities. We have consistently created value for our shareholders, and will continue to do so in the future.

With that, I’ll take your questions.